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                                                               Exhibit 99.1

                  F O R    R E L E A S E  NOVEMBER 4 AT 8:00 A.M.


                   COMPANY CONTACT: EDSON R. ARNEAULT, PRESIDENT
                                  (304) 387-2400

                  MTR GAMING GROUP ANNOUNCES RECORD THIRD QUARTER

                          EPS $.18 (basic) $.16 (diluted)
                     Revenues Increase by 43% to $25.3 Million
                      EBITDA Increases by 74% to $5.7 Million

               Nine Month Revenues Increase by 33.8% to $60.9 Million
                     Nine Month EPS $.34 (basic) $.29 (DILUTED)

     Chester, West Virginia, November 4, 1998 -- MTR Gaming Group, Inc. (NASDAQ: MNTG) today announced its results of operations for the three and nine months ended September 30, 1998. The Company also announced that during the quarter its Mountaineer unit's employee pension fund purchased 140,900 shares of the Company's common stock in the open market for an average price of $1.99 per share.

     Total revenues for the quarter rose 43.1% to $25,281,000, compared to $17,663,000 for the third quarter of 1997. Video slots accounted for $20.8 million of such revenue, representing an increase of $6,440,000, or 44.7%, over video slot revenue for the third quarter of 1997. EBITDA (earnings before interest, taxes, depreciation and amortization) was $5,696,000, compared to $3,274,000 for the third quarter of 1997, representing an increase of 74%.

     The Company's net income for the quarter rose 76.5% to $3,850,000, or $.18 per basic share and $.16 per diluted share, compared to $2,181,000, or $.11 per basic share and $.10 per diluted share for the third quarter of 1997. Per share results are based on a weighted average of basic shares outstanding of 20,861,322 and 19,814,291 during the third quarters of 1998 and 1997, respectively; and a weighted average number of diluted shares outstanding of 23,662,597 and 21,378,434 during the third quarters of 1998 and 1997, respectively.

     Total revenues for the nine months ended September 30, 1998 increased 33.8% to $60,897,000 from $45,502,000 reported for the same period last year. Net income for the first nine

                                       1

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months of 1998 was $6,954,000, or $.34 per basic share and $.29 per diluted share, compared to $3,629,000, or $.18 per basic share and $.17 per diluted share for the first nine months of 1997. Per share results are based on a weighted average number of basic shares outstanding of 20,301,137 and 19,780,958 during the first nine months of 1998 and 1997, respectively; and a weighted average number of diluted shares outstanding of 24,088,681 and 20,881,375 during the first nine months of 1998 and 1997, respectively.

     During the third quarter, the Company's Nevada subsidiaries contributed $478,000 in hotel, food and beverage revenue but generated an aggregate net loss of $489,000, or $.02 per diluted share, principally because of the closing of the North Las Vegas property due to construction, interest expense of $389,000, and the fact that neither the Company nor a third-party casino operator has commenced gaming operations in those locations. During the third quarter, however, the Company entered leases with Dynasty Games, an unaffiliated, licensed casino operator, to operate gaming at both Nevada properties while the Company pursues licensing. Dynasty's application for permission to conduct gaming at the properties may be heard by the Nevada gaming authorities in December, and, if that permission is granted, the Company anticipates that gaming operations will commence in early 1999.

     The Company also recently signed franchise agreements with Ramada Franchise Systems, Inc. for the Nevada properties. The North Las Vegas property will be known as the Ramada Inn & Speedway Casino, and the Reno property will be known as the Ramada Inn & Speakeasy Casino.

     Commenting on the results, Edson R. "Ted" Arneault, President and Chief Executive Officer of MTR Gaming, said, "We continue to be pleased with the growth of our video slot business and the successful marketing of Mountaineer Racetrack & Gaming Resort as a gaming and entertainment complex. The third quarter opening of the 12,000 square foot expansion of the Speakeasy Gaming Saloon, the reconfiguration of the number and types of video slots, and the combination of horseracing, concerts, and nationally televised boxing events all contributed to our record results. Significantly, the July 1998 increase from 1,000 to 1,200 video slots coincided with an increase in the average net win-per-day-per-machine to $189 during the third quarter of 1998,

                                       2

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compared to $157 during the third quarter of 1997.  Average net win-per-day-
per-machine for the first nine months of 1998 was $173, compared to $144 for the same period in 1997. Based on this success, as we announced on Monday, we plan to increase the number of video slots from 1,200 to 1,355 during the first quarter of 1999 and to use 100 of the new machines in our first progressive jackpot networks."

     MTR Gaming Group, Inc., a West Virginia based corporation, through subsidiaries, owns and operates the Mountaineer Racetrack & Gaming Resort in Chester, West Virginia and has recently acquired hotel/casino properties in North Las Vegas and Reno, Nevada. The Mountaineer complex currently encompasses a thoroughbred racetrack, including off track betting, 1,200 video lottery terminals, a 101 room hotel, nine hole executive golf course, fine dining and entertainment, the Speakeasy Gaming Saloon, Big Al's Deli, the Gatsby Lounge, and the Hollywood Knights Saloon.

     EXCEPT FOR HISTORICAL INFORMATION, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING, AMONG OTHER THINGS, FUTURE PLANS AND OPERATING RESULTS. SUCH STATEMENTS ARE BASED ON THE COMPANY'S CURRENT PLANS AND EXPECTATIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY BASED UPON A NUMBER OF FACTORS, INCLUDING BUT NOT LIMITED TO WEATHER CONDITIONS, GAMING REGULATION AND LICENSING, COMPETITION, GENERAL ECONOMIC CONDITIONS AFFECTING THE RESORT BUSINESS, DEPENDENCE UPON KEY PERSONNEL, AND OTHER FACTORS DESCRIBED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                -TABLE FOLLOWS-

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                           MTR GAMING GROUP, INC.
              CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)


                                                           Three Months Ended               Nine months Ended
                                                              September 30                     September 30
                                                           1998            1997          1998         1997
                                                           ----            ----          ----         ----
Revenues
    Video lottery terminals                                $20,840,000    $14,400,000    $50,313,000    $37,185,000
    Parimutuel commissions                                   1,352,000      1,214,000      3,713,000      3,460,000
    Food, beverage and lodging                               2,512,000      1,711,000      5,652,000      4,025,000
    Other                                                      577,000        338,000      1,219,000        832,000
                                                           -----------    -----------    -----------    -----------
      Total revenues                                        25,281,000     17,663,000     60,897,000     45,502,000
                                                           -----------    -----------    -----------    -----------


Costs of revenue
Cost of video lottery terminals                             12,249,000      8,894,000     30,101,000     23,199,000
Cost of parimutuel commissions                               1,017,000      1,637,000      3,537,000      4,428,000
Cost of food, beverage and lodging                           2,240,000      1,424,000      4,795,000      3,473,000
Cost of other revenues                                         320,000        226,000        718,000        789,000
                                                           -----------    -----------    -----------    -----------
Total cost of revenues                                      15,826,000     12,181,000     39,151,000     31,889,000
                                                           -----------    -----------    -----------    -----------
Gross Profit                                                 9,455,000      5,482,000     21,746,000     13,613,000
                                                           -----------    -----------    -----------   -----------
Selling, general and administrative expenses:
Marketing and promotions                                     1,062,000      1,077,000      2,848,000     2,432,000
General and administrative                                   2,696,000      1,131,000      6,948,000     3,716,000
Depreciation and amortization                                  683,000        591,000      2,243,000     1,588,000
                                                           -----------    -----------    -----------    -----------
Total selling, general and administrative expenses           4,441,000      2,799,000     12,039,000     7,736,000
                                                           -----------    -----------    -----------    -----------
Operating income                                             5,014,000      2,683,000      9,707,000     5,877,000
                                                           -----------    -----------    -----------    -----------
Interest income                                                 92,000         54,000        275,000        98,000
                                                           -----------    -----------    -----------    -----------
Interest expense                                            (1,233,000)      (780,000)    (3,055,000)   (2,636,000)
                                                           -----------    -----------    -----------    -----------
                                                            (1,141,000)      (726,000)    (2,780,000)   (2,538,000)
                                                           -----------    -----------    -----------    -----------
Income before benefit of income taxes                        3,873,000      1,957,000      6,927,000     3,339,000

Benefit for income taxes                                       (23,000)       224,000         27,000       290,000
                                                           -----------    -----------    -----------    -----------
Net income                                                  $3,850,000      2,181,000      6,954,000     3,629,000
                                                           -----------    -----------    -----------    -----------
                                                           -----------    -----------    -----------    -----------
Net income per share                                             $0.18          $0.11          $0.34         $0.18
Net income per share assuming dilution                           $0.16          $0.10          $0.29         $0.17

Weighted average number of shares outstanding:
Basic                                                       20,861,322     19,814,291     20,301,137    19,780,958
                                                           -----------    -----------    -----------    -----------
                                                           -----------    -----------    -----------    -----------
Diluted                                                     23,662,597     21,378,434     24,088,681    20,881,375
                                                           -----------    -----------    -----------    -----------
                                                           -----------    -----------    -----------    -----------